Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Etsy, Inc. of our report dated March 4, 2015, except for the effects of the reverse split of the Company’s common stock discussed in Note 17 to the consolidated financial statements as to which the date is March 31, 2015, relating to the consolidated financial statements of Etsy, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 31, 2015